Exhibit 12

BCP Crystal Acquisition GmbH & Co. KG

Maybachstrasse 6, 70469 Stuttgart

PERSONAL / CONFIDENTIAL

Via fax

Celanese AG
Attn: Dr. Günter Metz
— Chairman of the Supervisory Board —
Frankfurter Strasse 111

61476 Kronberg im Taunus

Germany

Fax no.: +49 69 305 82 731

Stuttgart, April 20, 2004

Voluntary Public Takeover Offer to the Shareholders of Celanese AG

Shareholder Representatives on the Supervisory Board

Dear Dr. Metz:

      We are writing to you in our capacity as majority shareholder of Celanese AG, Kronberg im Taunus (the “Company”). As of today, we are holding 41,228,136 of the Company’s registered ordinary shares with no par value which, in the aggregate, represent 83.6% of the voting rights in the Company’s general meeting.

      You will be aware that the subsequent acceptance period of our voluntary public takeover offer to all shareholders of Celanese AG (our “Takeover Offer”) expired yesterday.

      As you will also be aware, we expressed in the Offer Document for our Takeover Offer which was published on February 2, 2004 our intention to be represented, after the consummation of our Takeover Offer, on the Company’s supervisory board by the six members who are shareholder representatives (Anteilseignervertreter), subject to the shareholders’ approval which, however, will be ensured through our majority in the general meeting.

      We would like to discuss with you and the management of the Company the measures and procedures to be complied with in order to have our candidates appointed to the supervisory board as soon as reasonably practicable. Given the change in the shareholder base of the Company, we think that such appointment should occur already prior to the Company’s annual general meeting on June 15, 2004. Therefore, we hereby kindly ask you, in your capacity as Chairman of the supervisory board of the Company, to contact your colleagues on the supervisory board who are shareholder representatives in order to discuss with them whether they are prepared to resign from their offices on the supervisory board.

      Please contact Mr. Chinh Edward Chu at +1 212 583 5872 or Dr. Hanns Ostmeier at +49 40 70 298 126 to discuss any questions you might have.

Sincerely,
/s/ Jan Bauer Attorney-in-fact

— BCP Crystal Acquisition GmbH & Co. KG —